UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): November 30, 2016

Value Line, Inc.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11306 (Commission File Number)	13-3139843 (I.R.S. Employer Identification No.)

485 Lexington Ave-9th floor
New York, New York
(Address of principal executive offices)

10017

(Zip Code)

(212) 907-1500
(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 30, 2016, Value Line, Inc., received consent from the landlord of 551 Fifth Avenue, New York, NY to the terms of a new sublease agreement between Value Line, Inc. (“Value Line” or “Company”) and ABM Industries, Incorporated commencing on December 1, 2016. Pursuant to the agreement Value Line will lease from ABM 24,726 square feet of office space located on the second and third floors at 551 Fifth Avenue, New York, NY (“Building” or “Premises”) beginning on December 1, 2016 and ending on November 29, 2027. Base rent under the sublease agreement will be $1,126,000 per annum during the first year with an annual increase in base rent of 2.25% scheduled for each subsequent year, payable in equal monthly installments on the first day of each month, subject to customary concessions in the Company’s favor and pass-through of certain increases in utility costs and real estate taxes over the base year. The Company provided a security deposit represented by a letter of credit in the amount of $469,000, which is scheduled to be reduced to $305,000 on September 30, 2021 and fully refunded after the sublease ends. This Building will become the Company’s new corporate office facility. The Company is required to pay for certain operating expenses associated with the Premises as well as utilities supplied to the Premises. The sublease terms will provide for a significant decrease (23% initially) in the Company’s annual rental expenditure.

The foregoing summaries of the sublease agreement do not purport to be complete and are qualified in their entirety by reference to the sublease agreement, which will be attached as an exhibit to the Company’s interim report on Form 10-Q for the quarter ended October 31, 2016.

Item 8.01.  Other Events.

On December 2, 2016, the Company issued a press release which is attached as Exhibit 99.1 and is incorporated into this Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits

Exhibit Number	Description

99.1	Press release dated December 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUE LINE, INC.

(Registrant)

By:	/s/ Howard A. Brecher
Howard A. Brecher
Chairman & Chief Executive Officer

Date: December 2, 2016

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated December 2, 2016

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